Exhibit 23.2
Consent of Ernst & Young LLP
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Options, Restricted Stock and Restricted Stock Units Granted as Employment Inducement Awards Outside of a Plan of Move, Inc. of our reports dated March 4, 2009, with respect to the consolidated financial statements and schedule of Move, Inc. and the effectiveness of internal control over financial reporting of Move, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Los Angeles, California
July 14, 2009